UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☑                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

PARK-OHIO HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PARK-OHIO HOLDINGS CORP.

6065 Parkland Boulevard

Cleveland, Ohio 44124

Notice of 2013 Annual Meeting of Shareholders

The 2013 annual meeting of shareholders of Park-Ohio Holdings Corp., an Ohio corporation, will be held at The Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio 44122, on Thursday, May 23, 2013, at 10 A.M., Cleveland Time. The purposes of the Annual Meeting are:

1. To elect three directors to serve until the 2016 annual meeting of shareholders;

2. To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2013; and

3. To act on other matters that are properly brought before the Annual Meeting or any adjournments, postponements or continuations thereof.

The Board of Directors set March 29, 2013 as the record date for the Annual Meeting. This means that owners of Common Stock at the close of business on that date are entitled to (1) receive notice of the Annual Meeting and (2) vote at the Annual Meeting and any adjournments, postponements or continuations of the Annual Meeting.

You are invited to attend the Annual Meeting and urged to mark, sign and return the proxy card in the enclosed envelope, regardless of whether you expect to attend the Annual Meeting. No postage is required if mailed in the United States. Your proxy will not be used if you attend the Annual Meeting and vote in person. If you attend the Annual Meeting, you may be asked to present a valid picture identification.

By Order of the Board of Directors

ROBERT D. VILSACK

    Secretary

April 16, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2013: A complete set of proxy materials relating to the Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, may be viewed at http://eproxy.pkoh.com.

PARK-OHIO HOLDINGS CORP.

6065 Parkland Boulevard

Cleveland, Ohio 44124

Proxy Statement for

Annual Meeting of Shareholders

To Be Held On May 23, 2013

GENERAL INFORMATION

The Board of Directors of Park-Ohio Holdings Corp., or Board, is furnishing this proxy statement in order to solicit proxies on its behalf to be voted at our 2013 annual meeting of shareholders. The Annual Meeting will be held at The Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio 44122 on Thursday, May 23, 2013, at 10 A.M., Cleveland Time, and any and all adjournments, postponements or continuations thereof.

Proxy materials are first being mailed to shareholders on or about April 16, 2013. A shareholder giving a proxy may revoke it, without affecting any vote previously taken, by a later appointment received by us prior to the Annual Meeting or by giving notice to us in writing or in open meeting. Attendance at the Annual Meeting will not by itself revoke a proxy. Shares represented by properly executed proxies will be voted at the Annual Meeting. If a shareholder has specified how the proxy is to be voted with respect to a matter listed on the proxy, it will be voted in accordance with such specifications. If no specification is made, the executed proxy will be voted (1) “FOR” the election of the nominees for directors and (2) “FOR” ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2013.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting is March 29, 2013. As of March 29, 2013, there were issued and outstanding 12,385,324 shares of our Common Stock, par value $1.00 per share. Each share is entitled to one vote on each matter presented at the Annual Meeting. Our Articles of Incorporation provide that shareholders do not have cumulative voting rights in the election of directors.

If your shares are held in the name of a brokerage firm or other nominee, your shares may be voted even if you do not provide the brokerage firm or other nominee with voting instructions. Brokerage firms and other nominees have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm or other nominee has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm or other nominee cannot vote the shares on that proposal. This is referred to as a “broker non-vote.”

The proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2013 is the only routine matter for which the brokerage firm or other nominee who holds your shares can vote your shares without your instructions. Accordingly, there should be no broker non-votes with respect to such proposal, and broker non-votes will have no effect on the outcome of the other proposals.

We are not aware of any matters other than those described in this proxy statement that will be presented to the Annual Meeting for action on the part of the shareholders. If any other matters are properly brought before the Annual Meeting that applicable law permits proxies to vote on a discretionary basis, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates thereon in accordance with their best judgment. Abstentions and broker non-votes will be counted as present at the Annual Meeting for purposes of determining a quorum.

The cost of soliciting proxies, including the charges and expenses incurred by brokerage firms and other persons for the forwarding of proxy materials to the beneficial owners of such shares, will be borne by us. Proxies may be solicited by our officers and employees by letter, by telephone or in person. Such individuals will not be additionally compensated but may be reimbursed by us for their reasonable out-of-pocket expenses. In addition, we have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, a professional proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated to be approximately $5,000, plus reimbursement of out-of-pocket expenses.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The authorized number of directors is presently fixed at nine, divided into three classes of three members. The directors of each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting. Proxies may only be voted for the nominees identified in the section entitled “Nominees for Election.”

The class of directors to be elected in 2013, who will hold their positions for a term of three years and until the election of their successors, has been fixed at three. Unless otherwise directed, the persons named in the accompanying proxy will vote the proxies received by them (unless authority to vote is withheld) in favor of electing to that class: Matthew V. Crawford, Ronna Romney and Steven H. Rosen, all of whom, other than Mr. Rosen, were previously elected as directors by shareholders. As permitted by our Regulations, on November 16, 2011, the Board elected Mr. Rosen as a director to fill a vacancy in the class of directors whose terms expire at the Annual Meeting. Mr. Rosen was recommended to the Board for election as a Director by members of management and other directors. If any nominee is not available at the time of election, the proxy holders may vote in their discretion for a substitute or such vacancy may be filled later by the Board. We have no reason to believe any nominee will be unavailable.

Vote Required and Recommendation of the Board

The affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting is required to elect Matthew V. Crawford, Ronna Romney and Steven H. Rosen as directors to serve until the 2016 annual meeting of shareholders. Broker non-votes will have no effect with respect to the election of directors.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” MATTHEW V. CRAWFORD, RONNA ROMNEY AND STEVEN H. ROSEN.

Biographical Information

Information is set forth below regarding the nominees for election and the directors who will continue in office as directors after the Annual Meeting. The information includes their ages, principal occupations during at least the past five years and other directorships held currently or within the last five years. Also set forth is the date each was first elected as a director.

Also contained in the biographical information below are the qualifications that led the Board to conclude that each director and nominee should serve as a director. Each director and nominee possesses the integrity, judgment and analytical ability to guide the Company. The aforementioned qualities, when viewed in tandem with the attributes and accomplishments of each director and nominee, as reflected below, qualify each director and nominee to serve on the Board.

Nominees for Election
Name	Age	Principal Occupation and Other Directorships
Matthew V. Crawford (d)	43	Director since 1997; President and Chief Operating Officer of the Company since 2003; Senior Vice President from 2001 to 2003; Assistant Secretary and Corporate Counsel from February 1995 to 2001; President of The Crawford Group (a venture capital, management consulting company) since 1995. With over 15 years of experience at the Company, Mr. Matthew Crawford is intimately familiar with the Company’s capabilities, customers, strategy, position in the industry and with developments within the industry. In addition, he is experienced in operating a number of diversified private companies. Mr. Matthew Crawford’s experience, influence and deep knowledge of the Company and its industries provides the Board with the management perspective necessary to successfully oversee the Company and its strategy and business operations. Mr. Edward Crawford is the father of Mr. Matthew Crawford.

Ronna Romney (c)	69	Director since 2001; former political and news commentator for radio and television; author; U.S. Senate Candidate for Michigan 1996; former Chair of the President’s Commission for White House Fellowships; former Chair of the President’s Commission for White House Scholars; former Commissioner on the President’s National Advisory Council on Adult Education; since 1999 Director of Molina Healthcare, Inc. (managed healthcare service provider), also Lead Director and Chair of the Corporate Governance and Nominating Committee of Molina Healthcare, Inc. Ms. Romney’s diverse experiences as a lead director for a health care company, her political experience, and her focus on education issues ensure the Board is aware of alternative perspectives in the oversight of the Company.

Steven H. Rosen (c)	42	Director since 2011; Co-Chief Executive Officer of Resilience Capital Partners (private equity firm) since 2001. Director of Hickok Incorporated (developer and manufacturer of electronic diagnostic tools and equipment). With his experience in assisting underperforming businesses and his expertise in the dynamics of capital markets, Mr. Rosen provides the Board insight in such diversified areas as finance, strategic planning, operations and capital investments.

Directors Continuing in Office with Term Expiring in 2014
Name	Age	Principal Occupation and Other Directorships
Kevin R. Greene (b)	54	Director since 1998; Managing Partner of James Alpha Management LLC (money management company) since 2005; Chairman and Chief Executive Officer of Capital Resource Holdings L.L.C. (pension consultant) from 1999 through 2004; Chairman and Chief Executive Officer of Bryant Park Capital (investment bank) from 1991 through 2001; formerly a management consultant with McKinsey & Company (consulting firm). With his background in finance and money management, Mr. Greene provides the Board with financial and investment expertise, as well as valuable perspective on risk analysis and development and management of effective internal controls.

A. Malachi Mixon III (d)	72	Director since 2008; Executive Chairman since 1983, director since 1979, and Chief Executive Officer 1979-2010 of Invacare Corporation (manufacturer and distributor of home and long-term care medical products); director since 1993 of The Sherwin-Williams Company (manufacturer and distributor of coatings and related products) (until he retires from the board at their 2013 annual meeting); since 2011, Chairman Emeritus of the Board of Directors and Trustees of The Cleveland Clinic Foundation; Chairman of the Board of Trustees of the Cleveland Institute of Music; Trustee Emeritus of Case Western Reserve University. Mr. Mixon, as a senior executive of a publicly-traded corporation, brings 30 years of upper management experience to the Board. Mr. Mixon is experienced in managing domestic and international manufacturing and distribution operations as well as organizing and restructuring companies. Through this experience, as well as his service on the boards of publicly-traded corporations and private equity firms, he provides important insight and assistance to the Board in the areas of finance, marketing, and corporate governance.

Dan T. Moore III (c)	73	Director since 2003; Chief Executive Officer of Dan T. Moore Co. (a management company overseeing a group of companies performing research and development of advanced materials) since 1969. Also, Chairman of Delaware Dynamics LLC (a manufacturer of large, complex high-pressure dies for the automotive industry) since 2010. Director since 1979 of Invacare Corporation (manufacturer and distributor of home and long-term care medical products) and, for the period from 1989 until its sale in 2010, director of Hawk Corporation (supplier of friction materials and motorsports components). Mr. Moore brings to the Board his business acumen and operations experience demonstrated over years of managing numerous manufacturing companies. He is a recognized and successful entrepreneur. From this experience, as well as his service on the boards of other publicly-traded corporations, Mr. Moore offers the Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly-traded corporation.

Directors Continuing in Office with Term Expiring in 2015
Name	Age	Principal Occupation and Other Directorships
Patrick V. Auletta (a,b)	62	Director since 2004; President Emeritus of KeyBank National Association (financial services company) since 2005; President of KeyBank National Association from 2001 to 2004; over 35 years of banking experience at KeyBank. Director of The Cleveland Clinic Foundation. Mr. Auletta’s extensive experience in finance, the banking industry and general management, including his service as president of an operating company of a publicly-traded corporation, enables him to make significant contributions to the Board, particularly in his capacity as the Chair of the Audit Committee and as our Audit Committee financial expert. He has a broad and deep understanding of financial analysis, the financial reporting system, the challenges involved in developing and maintaining effective internal controls and evaluating risks to the Company.

Edward F. Crawford (a,d)	73	Director, Chairman and Chief Executive Officer of the Company since 1992 and President from 1997 to 2003. Chairman and Chief Executive Officer of The Crawford Group (a venture capital, management consulting company) since 1964. Director of Hickok Incorporated (developer and manufacturer of electronic diagnostic tools and equipment). Mr. Edward Crawford has completed over 18 years of service to the Company as a director and senior officer and has amassed extensive knowledge of the Company’s strategies and operations. In addition, he also brings to the Board his experience in leading a variety of private enterprises for over 40 years. Mr. Matthew Crawford is the son of Mr. Edward Crawford.

James W. Wert (a,b,d)	66	Director since 1992 and Vice Chairman since 2002; Chief Executive Officer, President and Director since 2003 and Vice President from 2000 to 2002, CM Wealth Advisors, Inc., formerly known as Clanco Management Corporation (a registered investment advisor); formerly Senior Executive Vice President and Chief Investment Officer of KeyCorp (financial services company) from 1995 to 1996 and Chief Financial Officer of KeyCorp and predecessor companies from 1990 to 1995. Director of Marlin Business Services Corp. For the period 1997-2008, director of Continental Global Group. Mr. Wert has acquired extensive experience handling transactional and investment issues through his experience managing a registered investment adviser and as chief investment officer of a publicly-traded corporation. Through this experience as well as his service on other boards of publicly-traded corporations, he provides important insight and assistance to the Board in the areas of finance, investments and corporate governance. In addition, as one of our longest-standing directors, Mr. Wert provides continuity to the Board and has a broad understanding of the strategic and operational issues we face.

(a)	Member, Executive Committee
(b)	Member, Audit Committee
(c)	Member, Compensation Committee
(d)	Member, Long-Range Planning Committee

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to beneficial ownership of our Common Stock by: (i) each person (or group of affiliated persons) known to us to be the beneficial owner of more than five percent of our outstanding Common Stock; (ii) each director or director nominee; (iii) each named executive officer named in the Summary Compensation Table on page 24 of this proxy statement individually; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the information is as of March 29, 2013, and the nature of beneficial ownership consists of sole voting and investment power.

Name of Beneficial Owner	Shares of Common Stock Currently Owned		Shares Acquirable Within 60 Days(1)		Percent of Class (%)
Patrick V. Auletta	14,500		5,500	(g)	*
Edward F. Crawford	1,579,824	(a)(c)	25,000		12.9
Matthew V. Crawford	1,884,247	(b)(c)	25,000		15.4
W. Scott Emerick	22,500		0		*
Patrick W. Fogarty	41,539	(d)	25,000		*
Kevin R. Greene	15,000		0		*
A. Malachi Mixon III	31,000		0		*
Dan T. Moore III	36,400		9,500		*
Ronna Romney	21,700		0		*
Steven H. Rosen	7,000		0		*
Jeffrey L. Rutherford(2)	52,803	(e)	0		*
Robert D. Vilsack	56,462		25,000		*
James W. Wert	102,800		0		*
GAMCO Investors, Inc.	1,605,328	(f)	—		13.0
Directors and executive officers as a group (13 persons)	3,773,674		115,000		31.1

*	Less than one percent.

(1)	Reflects the number of shares that could be purchased by exercise of options vested at March 29, 2013 or within 60 days thereafter.

(2)	Mr. Rutherford resigned as Vice President and Chief Financial Officer on April 3, 2012.

(a)	The total includes 1,435,016 shares over which Mr. Edward Crawford has sole voting and investment power, 22,500 shares owned by L’Accent de Provence of which Mr. Edward Crawford is President and owner of 25% of its capital stock and over which Mr. Edward Crawford shares voting and investment power, and 9,500 shares owned by Mr. Edward Crawford’s wife as to which Mr. Edward Crawford disclaims beneficial ownership. The total includes 20,707 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries as of January 8, 2013.

(b)	Total includes 1,792,146 shares over which Mr. Matthew Crawford has sole voting and investment power.

(c)	Total includes an aggregate of 92,101 shares over which Messrs. Edward Crawford and Matthew Crawford have shared voting power and investment power, consisting of: 39,000 shares held by a charitable foundation; 11,700 shares owned by Crawford Capital Company; and 41,401 shares owned by First Francis Company, Inc. These 92,101 shares are included in the beneficial ownership amounts reported for both Mr. Edward Crawford and Mr. Matthew Crawford.

(d)	Total includes 846 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries as of January 10, 2013.

(e)	Shares beneficially owned as of November 16, 2011. The total number of shares includes 25,428 owned by Mr. Rutherford’s wife, as to which Mr. Rutherford disclaimed beneficial ownership.

(f)

Based on information set forth on Amendment No. 22 to Schedule 13D as filed with the SEC on May 10, 2011. Total includes 1,043,861 shares held by GAMCO Asset Management Inc., 403,000 shares held by Gabelli Funds, LLC, 156,967 shares held by Teton Advisors, Inc., and 1,500 shares held by MJG Associates, Inc., as of May 9, 2011. GGCP,

Inc. is the ultimate parent holding company for the above-listed companies, and Mr. Mario J. Gabelli is the majority stockholder, chief executive officer and a director of GGCP, Inc. Each of the foregoing has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of their respective reported shares, except that GAMCO Asset Management Inc. does not have the authority to vote 10,000 of the reported shares. The foregoing companies provide securities and investment related services and have their principal business office at One Corporate Center, Rye, New York 10580.

(g)	5,500 restricted share units that represent the right to receive shares of our Common Stock upon Separation of Service (as defined in the Director DC Plan).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon our review of the copies of Section 16(a) forms received by us, and upon written representations from reporting persons concerning the necessity of filing a Form 5, we believe that, during 2012, all filing requirements applicable for reporting persons were met, with the exception of Mr. Dan T. Moore III who filed a Form 4 on February 8, 2013 reporting the June 1, 2009 purchase of 5,900 shares of Company common stock in two transactions.

CORPORATE GOVERNANCE

Director Independence

The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer, or CEO, and President, as directors. The current Board members include seven independent directors (including two of the nominees).

Each of Messrs. Auletta, Greene, Mixon, Moore, Rosen and Wert and Ms. Romney is “independent” in accordance with the rules of the Nasdaq Stock Market. The Nasdaq Stock Market’s independence definition includes a series of objective tests, including that the director is not our employee and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Stock Market’s rules, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and management.

In addition, as required by the Nasdaq Stock Market’s rules, the members of the Audit Committee are each “independent” under special standards established by the SEC for members of audit committees. The Audit Committee also includes at least one independent member whom the Board has determined meets the qualifications of an “audit committee financial expert” in accordance with SEC rules. Mr. Auletta is the independent director who has been determined to be an audit committee financial expert. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Auletta’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Auletta any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Risk Oversight

The Board is responsible for overseeing the Company’s risk, with reviews of certain areas being conducted by the relevant committees of the Board and directly through senior management reports.

The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting processes, as well as internal controls and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Compensation Committee assesses and monitors risks relating to our executive compensation policies and practices. The Nominating and Corporate Governance Committee is responsible for overseeing the management of risks related to our governance structure and processes, the independence of the Board and potential conflicts of interest and ensuring compliance with the Code of Business Conduct and Ethics. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

In addition, the Board’s role in our risk oversight process includes receiving regular reports either directly from presentations to the Board by senior or regional management or through executive officers at Board meetings on areas of material risk to us, including market-specific, operational, legal, regulatory, competitive and strategic risks.

The procedures described above permit the Board to maintain an awareness of material risks that may affect us and ensure the ability of the Board to take any and all appropriate actions to oversee risks we face. We also believe that our board leadership structure complements our risk management structure, as it allows our independent directors, through the independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Leadership Structure

Our CEO, Mr. Edward Crawford, also serves as our Chairman. The Company has no fixed policy on whether the roles of Chairman and CEO should be separate or combined; this decision is based on the best interests of the Company considering the circumstances at the time. The Board believes that the combined role of Chairman and CEO promotes strategic development and execution of our business strategies, which is essential to effective governance. The Board recognizes that utilizing the expertise of Mr. Edward Crawford contributes to the success of the Company. The diversity of our operating units requires a leader who possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing those diverse businesses. At this time, the Board believes that Mr. Edward Crawford, based upon his experience in the various industries in which we are positioned, is best qualified to efficiently develop agendas that ensure that the Board’s time and attention are focused on the most critical matters and to execute strategic plans effectively.

The Board has chosen not to appoint a “lead director,” but instead uses executive sessions of the independent directors, as necessary. We believe that shared leadership responsibility among the independent directors, as opposed to a single lead director, results in increased engagement of the Board as a whole, and that having a strong, independent group of directors fully engaged is important for good governance.

Code of Business Conduct and Ethics

All directors, officers and employees must act ethically at all times and in accordance with the policies comprising our Code of Business Conduct and Ethics, or Code. A copy of the Code is available, without charge, upon written request to: Secretary, Park-Ohio Holdings Corp., 6065 Parkland Boulevard, Cleveland, Ohio 44124 and is also available on our website at www.pkoh.com. We intend to disclose any amendment to, or waiver from, the Code by posting such amendment or waiver, as applicable, on our website.

Board of Directors and Committees

Board Meetings.    The Board held five meetings in 2012. All directors are expected to attend each meeting of the Board and the committees on which he or she serves. Our independent directors, in accordance with the rules of the Nasdaq Stock Market, meet on a periodic basis in executive session without management present. Our independent directors, who previously served as our Nominating and Corporate Governance Committee met two times in executive session in 2012. In 2012, no director attended less than 75% of the meetings of the Board and the committees on which he or she served. Directors are expected to attend the Annual Meeting, and all directors attended the 2012 annual meeting of shareholders.

The Board will consider candidates proposed by shareholders, and evaluates candidates proposed by shareholders using the same criteria as for other candidates. Any shareholder nominations proposed for consideration by the Board should include (1) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience and particular fields of expertise, (2) an indication of the nominee’s consent to serve as a director if elected, and (3) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director, and should be addressed to our Secretary at 6065 Parkland Boulevard, Cleveland, Ohio 44124.

Board Committees.    The Board currently has, and appoints the members of, Audit, Compensation, Long-Range Planning and Executive Committees. Each member of the Audit and Compensation Committees is an independent director as defined under the rules of the Nasdaq Stock Market.

Audit Committee.    The Audit Committee consists of Messrs. Auletta, Greene and Wert, with Mr. Auletta as its chair. The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the retention, compensation and oversight of the work of our independent auditors. In 2012, the Audit Committee held eight meetings. The Audit Committee has a written charter approved by the Board. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Charter, which is available on our website at www.pkoh.com.

Compensation Committee.    The Compensation Committee consists of Messrs. Moore and Rosen and Ms. Romney, with Ms. Romney as its chair. Mr. Wert served on the Compensation Committee until the 2012 annual meeting of shareholders at which time he stepped off the Compensation Committee and was appointed to the Long-Range Planning Committee. The Compensation Committee reviews and approves salaries, performance-based incentives and other matters relating to executive compensation, including reviewing and granting equity awards to executive officers. As described in greater detail below under “Compensation Discussion and Analysis,” the Compensation Committee determines the compensation of our executive officers, including our CEO, and directors. With respect to executive officers other than the CEO, the Compensation Committee takes into account the recommendations of the CEO when determining the various elements of their compensation, including the amount and form of such compensation. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of executive compensation and the sole authority to approve the fees and other retention terms of any such consultants.

The Compensation Committee also reviews and approves various other compensation policies and matters. The Compensation Committee held four meetings in 2012 and also acted by written consents. The Compensation Committee has not yet adopted a written charter.

Executive Committee.    The Executive Committee consists of Messrs. Auletta, Edward Crawford and Wert, with Mr. Wert as its chair. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons and except as limited by Ohio law and our Regulations. The Executive Committee held no meetings in 2012 but did act by written consent.

Long-Range Planning Committee.    The Long-Range Planning Committee consists of Messrs. Mixon, Edward Crawford, Matthew Crawford and Wert, with Mr. Mixon as its chair. The Long-Range Planning Committee was formed in 2012 and explores long-term strategic opportunities available to the Company, internal and external growth development, the Company’s capital structure and other duties delegated to it by the Board.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee was in existence until the 2012 annual meeting of shareholders and consisted of Messrs. Auletta, Greene, Mixon, Moore, Rosen and Wert and Ms. Romney, with Mr. Wert as its chair, all of whom are independent directors in accordance with the rules of the Nasdaq Stock Market. The Board concluded that since our independent directors meet on a periodic basis in executive session there was no need to designate the independent directors as a separate committee and, effective as of the 2012 annual shareholders meeting, the Nominating and Corporate Governance Committee was eliminated. The responsibilities of the Nominating and Corporate Governance Committee were assumed by all of our independent directors, in accordance with the rules of the Nasdaq Stock Market.

Shareholder Communications

The Board believes that it is important for shareholders to have a process to send communications to the Board. Accordingly, shareholders who wish to communicate with the Board or a particular director may do so by sending a letter to our Secretary at 6065 Parkland Boulevard, Cleveland, Ohio 44124. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters deemed to be appropriate and circulate them to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee during 2012 were Messrs. Moore, Rosen and Wert and Ms. Romney. No current or former officer or employee of ours served on the Compensation Committee during 2012. Mr. Wert served on the Compensation Committee until the 2012 annual meeting of shareholders, at which time he stepped off the Compensation Committee and was appointed to the Long-Range Planning Committee.

COMPENSATION OF DIRECTORS

We compensate non-employee directors for serving on our Board and reimburse them for expenses incurred in connection with Board and committee meetings. During 2012, each non-employee director earned, as an annual retainer, $20,000 and was granted 3,000 restricted shares. The restricted shares were granted in accordance with our Amended and Restated 1998 Long-Term Incentive Plan, which we refer to as the 1998 Plan. The non-employee directors also received $4,000 for each Board meeting attended in-person or $1,000 for each Board meeting attended telephonically, and $1,000 for each committee meeting attended. The Compensation, Audit and Nominating and Corporate Governance Committee Chairpersons each received an additional $5,000 committee chair retainer fee.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Patrick V. Auletta	49,000	56,460	105,460
Kevin R. Greene	44,000	56,460	100,460
A Malachi Mixon III	33,000	56,460	89,460
Dan T. Moore III	39,000	56,460	95,460
Ronna Romney	41,000	56,460	97,460
Steven H. Rosen	39,000	56,460	95,460
James W. Wert	51,000	56,460	107,460

(1)	The amounts in this column represent the grant date fair value for awards of restricted shares in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. The restricted shares vest one year from the date of grant. As of December 31, 2012, each director in the table held 3,000 shares subject to restriction. As of December 31, 2012, Mr. Moore held options to purchase 9,500 shares.

In 2009, we established a 2009 Director Supplemental Defined Contribution Plan, or Director DC Plan, which is a non-qualified deferred compensation plan for our directors. Under the Director DC Plan, eligible directors can defer up to 100% of their cash retainer, attendance fees, and/or restricted share units for pre-tax savings opportunities. The investment options available to the eligible directors are the same investment options offered under our 401(k) Plan. Eligible directors’ contributions and earnings are always 100% vested. Distributions under the Director DC Plan may be made only upon a Separation of Service (as defined in the Director DC Plan). Distributions are paid in a lump sum or in annual installments over a maximum of 10 years. We do not pay above-market interest rates or provide preferential earnings.

AUDIT COMMITTEE

Audit Committee Report

The Audit Committee oversees our accounting and financial reporting processes and the audits of financial statements. The Audit Committee selects our independent auditors. The Audit Committee is composed of three directors, each of whom is independent as defined under the rules of the Nasdaq Stock Market and SEC rules. Currently, the Audit Committee is composed of Messrs. Auletta, Greene and Wert. The Audit Committee operates under a written charter adopted by the Board.

Management is responsible for our internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the audited consolidated financial statements for the year ended December 31, 2012. The Audit Committee discussed with Ernst & Young LLP its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required by the Statement on Auditing Standards No. 61, as amended, (AKPA, Professional Standards Vol. 1. AU section 380) and adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from management and has considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of audit examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Patrick V. Auletta, Chair

Kevin R. Greene

James W. Wert

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP our independent auditors to examine our financial statements and those of our subsidiaries for the fiscal year ending December 31, 2013. During fiscal year 2012, Ernst & Young LLP examined our financial statements and those of our subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The Board recommends ratification of the appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and have an opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate shareholders’ questions.

Vote Required and Recommendation of the Board

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young LLP as our independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP. Abstentions will have no effect on the ratification of the appointment of Ernst & Young LLP.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THIS APPOINTMENT.

INDEPENDENT AUDITOR FEE INFORMATION

The following table presents fees for services rendered by Ernst & Young LLP in each of the last two fiscal years:

	2011	2012
Audit fees	$1,169,000	$1,097,000
Audit-related fees	75,000	75,000
Tax fees	49,800	155,000
All other fees	0	0

	$1,293,800	$1,327,000

Audit fees included fees associated with the annual audit, the reviews of quarterly reports on Form 10-Q, statutory audits required internationally and the audit of management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees principally included fees in connection with pension plan audits and accounting consultations. Tax fees included fees in connection with tax compliance and tax planning services.

Pre-approval policy

The Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent auditor prior to the commencement of the specified services.

All of the services described in “Audit-Related Fees” and “Tax Fees” were pre-approved by the Audit Committee in accordance with the Audit Committee’s formal policy on auditor independence.

COMPENSATION DISCUSSION AND ANALYSIS

Our 2012 Performance

Fiscal 2012 was a year of significant and historical achievement for us and our financial performance was substantially improved over fiscal 2011. In summary:

•	Net sales were a record $1.13 billion, up 17% over 2011;

•	Net income was a record $31.8 million compared to $29.4 million for 2011;

•	Operating cash flow was up 56% to $55.9 million compared to $35.9 for 2011;

•	Operating leverage improved to 3.81 compared to 4.33 for 2011; and

•	We completed a significant strategic acquisition.

Philosophy and Objectives

Our compensation program is designed to recognize the level of responsibility of an executive within our Company, taking into account the named executive officer’s role and expected leadership within our organization, and to encourage and reward decisions and actions that have a positive impact on our overall performance.

Our compensation philosophy is based upon the following objectives:

•	to reinforce the achievement of key business strategies and objectives;

•	to reward our executives for their outstanding performance and business results;

•	to emphasize the enhancement of shareholder value;

•	to value the executive’s unique skills and competencies;

•	to attract and retain qualified executives; and

•	to provide a competitive compensation structure.

Overview

The Compensation Committee administers our compensation program. The Compensation Committee is responsible for reviewing and approving base salaries, cash bonuses and equity incentive awards for all named executive officers. Typically, our CEO makes compensation recommendations to the Compensation Committee with respect to decisions concerning named executive officers other than himself. With respect to our CEO, the Compensation Committee makes its decisions in executive session. Our compensation program recognizes the importance of ensuring that discretion is provided to the Compensation Committee and CEO in determining compensation levels and awards.

Our Say-On-Pay Vote

At our annual meeting of shareholders in May 2011, we held our first non-binding advisory shareholder vote on the compensation of our named executive officers, which vote is commonly referred to as a “say-on-pay” vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 97% voting in favor of the compensation paid to our named executive officers. After conducting the annual review of our compensation programs and considering and discussing the result of the say-on-pay vote, the Compensation Committee decided to retain our general approach to executive compensation. Since the 2011 vote, the Compensation Committee has decided not to make any substantive changes to our named executive officer compensation program that were specifically based on our 2011 say-on-pay vote results. With regard to the non-binding advisory resolution regarding the frequency for future say-on-pay votes, our shareholders cast the highest number of votes for voting on executive compensation every three years, and we have implemented triennial say-on-pay voting. Accordingly, our next say-on-pay vote is expected to occur at our annual meeting of shareholders in 2014.

Compensation Consultants

The Compensation Committee has engaged compensation consultants on a periodic basis to help evaluate our compensation program and to help select appropriate market data for compensation determinations. The Compensation Committee also may consider a variety of data sources and information related to market practices for companies similar to ours.

In January 2011, the Compensation Committee engaged the services of Pearl Meyer & Partners (PM&P), a leading independent provider of executive compensation consulting services, to evaluate our executive compensation program and help select appropriate market data for compensation considerations. The Compensation Committee has conducted a review of its relationship with PM&P and has identified no conflict of interest. The resources used by PM&P for comparison included the Watson Wyatt Top Management Compensation Survey, the Mercer Executive Compensation Survey, the CHiPS Executive and Senior Management Compensation Survey, three PM&P proprietary executive compensation surveys, and comparative executive compensation information from a peer group consisting of the following companies:

AAR CORP	Ceradyne	Hexcel Corp
Applied Industrial Technologies	Chart Industries	Kaman Corp
Atlas Air Worldwide Holdings	Commercial Vehicle Group	Materion Corp
Air Transport Service Group	Dynamex	Mueller Industries
Barnes Group	Encore Wire Corp	RTI International Metals
Carpenter Technology Corp	Forward Air Corp	Shiloh Industries
Century Aluminum	Graftech International	Stoneridge

While these peer group companies do not represent a perfect match for us in terms of products manufactured or sold, the peer group does include representation from a broad range of industries similar to those that we compete in, such as industrial machinery, electrical equipment, metals and mining and auto components, and they are similar to us in terms of the median for revenue and number of employees.

The Compensation Committee believes this peer group is still appropriate, and it remained unchanged for 2012 with the exception that Dynamex was removed as a result of an acquisition.

For 2012, PM&P updated the 2011 market survey and peer group data, and the Compensation Committee took into consideration the market survey and peer group data from the PM&P 2012 review for comparable positions in determining the base salary, bonus, equity components and benefit package for our named executive officers. The Compensation Committee does not benchmark or otherwise aim for a level of compensation that falls within a specific range of market survey or peer group data. Instead, the Compensation Committee considers many factors in exercising its judgment and discretion in making compensation decisions, and actual compensation can and does vary widely, either above or below these medians, based on Company and individual performance, scope of responsibilities, competencies and experience, as further discussed below.

The Compensation Committee considers many factors in exercising its judgment and discretion in making compensation decisions. Other factors the Compensation Committee considers when making individual compensation decisions are described under “Compensation Components” below.

The Compensation Committee believes that the foregoing actions are consistent with our philosophy and objectives.

Compensation Components

Our compensation program has three primary components consisting of a base salary, an annual cash bonus, whether discretionary or pursuant to our Annual Cash Bonus Plan, or Bonus Plan, and equity awards granted pursuant to our Amended and Restated 1998 Long-Term Incentive Plan, or 1998 Plan. In addition, we also offer our named executive officers basic retirement savings opportunities, participation in a deferred compensation plan, health and welfare benefits and perquisites that supplement the three primary components of compensation. Since 2008, our compensation program has also included a non-qualified defined benefit plan, or DB Plan, and a non-qualified defined contribution plan, or DC Plan, for our CEO.

We view these various components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The appropriate level for each compensation component is based in part, but not entirely, on our view of internal equity and consistency, and other considerations we deem relevant from year to year, such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation, but does emphasize variable compensation over fixed compensation.

Base Salary

We pay base salaries to recognize and reward each named executive officer’s unique value and skills, competencies and experience in light of the executive’s position. Base salaries, including any annual or other adjustments, for our named executive officers, other than our CEO, are determined after taking into account recommendations by our CEO. Base salaries for all named executive officers are determined by the Compensation Committee after considering a variety of factors such as market survey and peer group data, a subjective assessment of the nature and scope of the named executive officer’s position, the named executive officer’s unique value and historical contributions, historical increases, internal equitable considerations, and the experience and length of service of the named executive officer.

For 2012, the Compensation Committee considered market survey and peer group data in deciding to keep our CEO’s base salary the same for 2012. For Matthew Crawford, the Compensation Committee considered his increased leadership responsibilities and the market survey and peer group data in increasing his base salary by 5.3%. The Compensation Committee, after considering recommendations from our CEO, decided to keep our other named executive officers’ base salaries the same for 2012.

Annual Bonus

Annual bonuses are used to reward our named executive officers for achieving key financial and operational objectives, to motivate certain desired individual behaviors and to reward superior individual achievements. Bonus awards for our named executive officers, other than for our CEO, are determined by the Compensation Committee after taking into account recommendations by our CEO. The annual bonus awards, other than for our CEO, are fully discretionary and are based on subjective criteria, which may include:

•	our overall financial performance;

•	individual expertise, contribution, and performance;

•	overall leadership; and

•	other factors that are critical to driving long-term value for shareholders.

We have established the Bonus Plan, which was recently re-approved by our shareholders in 2011, for our CEO and any other named executive officer selected by the Compensation Committee to participate in the Bonus

Plan. The Bonus Plan includes a set of performance measures that can be used to establish the bonus award. Under the Bonus Plan, our CEO or any other selected named executive officer is eligible to receive an annual cash bonus depending on the performance of our Company against specific performance measures established by the Compensation Committee before the end of the first quarter of each year. For 2012, only our CEO participated in the Bonus Plan, and the Compensation Committee determined that our CEO would be eligible for a bonus award equal to 4% of our 2012 consolidated adjusted income before income taxes (adjusted for extraordinary gains and losses). For 2012, the Compensation Committee adjusted our 2012 consolidated adjusted income before income taxes positively in the amount of $13 million to reflect an unusual litigation settlement expense. The Compensation Committee believes income before income taxes, as adjusted for the $13 million litigation settlement expense, is an appropriate measure of our core operating performance, and directly links our CEO’s annual bonus award to our profitability. Under the Bonus Plan, the Compensation Committee is authorized to exercise negative discretion and reduce our CEO’s award, but did not do so for 2012.

For our other named executive officers, the 2012 bonus awards were determined by the Compensation Committee, after considering recommendations from our CEO, and after taking into account individual performance and our profitability. Information about bonuses paid to our named executive officers is contained in the “2012 Summary Compensation Table” below.

The Compensation Committee has established that the performance measure for our CEO under the Bonus Plan for 2013 will continue to be 4% of our consolidated adjusted income before income taxes (adjusted for extraordinary gains and losses).

Equity Compensation

We use the grant of equity awards under our 1998 Plan to provide long-term incentive compensation opportunities intended to align the named executive officers’ interests with those of our shareholders, and to attract, retain and reward executive officers.

Our Compensation Committee administers our 1998 Plan. Historically, the Compensation Committee has granted options and restricted shares under our 1998 Plan, but awards also can be made in the form of performance shares, restricted share units, performance units, stock appreciation rights or stock awards. There is no set formula for the granting of equity awards to named executive officers. Other than for grants of equity awards to our CEO, the Compensation Committee typically considers recommendations from our CEO when considering decisions regarding the grant of equity awards to named executive officers. The Compensation Committee grants equity awards based on its subjective judgment and discretion, and may consider a number of criteria, including the relative rank of the named executive officer, market survey and peer group data, total compensation levels, and the named executive officer’s historical and ongoing contributions to our success based on subjective criteria. Because the Compensation Committee and the CEO in their discretion consider such factors as they deem relevant in determining the named executive officer’s overall equity award, other factors may cause the award in any given year to differ from historical amounts.

We do not have any program, plan or obligation that requires us to grant equity awards on specific dates. We have not made equity grants in connection with the release or withholding of material, non-public information. Options granted under our 1998 Plan have exercise prices equal to the closing market price of our Common Stock on the day of the grant.

On June 8, 2012, the Compensation Committee approved restricted share awards for Messrs. Edward Crawford, Matthew Crawford, Vilsack and Fogarty in the amounts of 75,000, 50,000, 10,000 and 10,000 shares, respectively.

On July 2, 2012, the Compensation Committee approved a restricted share award for Mr. Emerick in the amount of 20,000 shares in connection with his commencement of employment as our CFO.

These restricted share grants vest one-third each year over three years. The Compensation Committee did not perform a qualitative or quantitative analysis, but instead used its subjective judgment and discretion in determining the value of the equity awards. Restricted shares were utilized over stock options because restricted shares serve to reward and retain executives and foster stock ownership, while also minimizing the number of shares granted in aggregate, thereby reducing dilution. In exercising its judgment and discretion, the Compensation Committee was influenced by recommendations from our CEO and motivated by its desire to award each named executive officer equity value that it considered necessary to achieve the shareholder alignment and attraction, retention and motivation objectives of our compensation program. The Compensation Committee’s review and consideration of each of the named executive officer’s equity grants were of a general nature, rather than identifying and focusing on each individual’s performance relative to specific tasks, projects or accomplishments or distinguishable qualitative performance goals. The Compensation Committee did not otherwise take into account any specific performance, criteria or achievements relative to qualitative performance goals when making its equity compensation decisions for 2012. In granting the 2012 restricted share awards, the Compensation Committee also considered:

•	the market survey and peer group data for our CEO;

•	total compensation levels for each named executive officer in 2010, 2011 and 2012;

•	the value provided by restricted shares versus stock options;

•	the value and size of historical grants;

•	how much value was created by the historical grants; and

•	shares available for grant under the 1998 Plan.

More information about equity awards granted in 2012 to our CEO and our other named executive officers is contained in the “2012 Grants of Plan-Based Awards Table”.

Retirement Benefits

Our Individual Account Retirement Plan, or 401(k) Plan, is a tax-qualified retirement savings plan that permits our employees, including our named executive officers, to defer a portion of their annual salary to the 401(k) Plan on a before-tax basis. Prior to March 1, 2009, our named executive officers participated in the 401(k) Plan on the same basis as all other salaried employees whereby we annually contributed 2% of their salary into the 401(k) Plan on their behalf, subject to Internal Revenue Code limitations. Our named executive officers vest in the Company contributions ratably over six years of employment service, at which time they are 100% vested.

Effective April 1, 2011, the Company amended its Park-Ohio Industries, Inc. and Subsidiaries Pension Plan, or Pension Plan, to provide a new tax-qualified defined benefit for our employees, called the Account Balance Plan, or AB Plan. The AB Plan is intended to replace the contributions previously made under the 401(k) Plan. All of the named executive officers participate in the AB Plan. The AB Plan incorporates elements of a defined contribution plan into a defined benefit plan. Each participant has a notional account which receives quarterly allocations equal to 2% of compensation, subject to Internal Revenue Code limitations. Interest is credited to the notional account based on a market index. All AB Plan participants, including our named executive officers, are 100% vested in the benefit provided by the AB Plan. Additional detail on the AB Plan, including the value of the named executive officers’ accrued benefits, is provided below under “Pension Benefits.”

In 2008, the Compensation Committee established the DC Plan and the DB Plan for our CEO, which is described under “Pension Benefits for 2012” and “Non-Qualified Deferred Compensation for 2012” below. These retirement benefits are intended to reward our CEO for his past service to us and to recognize, over the long term, future service to us.

Deferred Compensation

The Company maintains a non-qualified deferred compensation plan, which we refer to as the 2005 Supplemental Defined Contribution Plan, or 2005 Plan, that allows certain employees, including our named executive officers, to defer a percentage of their salary and bonus, to be paid at a time specified by the participant and consistent with the terms of the 2005 Plan. We do not provide any matching contributions to the 2005 Plan. We do not pay above-market interest rates or provide preferential earnings.

For 2012, our CEO was the only participant in the DC Plan, to which we make an annual contribution of $375,000 as noted in the “2012 Non-Qualified Deferred Compensation Table” below. We do not pay above-market interest rates or provide preferential earnings.

Termination-Related Payments

All of our named executive officers are employees-at-will and, as such, do not have employment agreements with us. Therefore, we are not obligated to provide any post-employment compensation or benefits. However, upon a change of control, as defined in the 1998 Plan, all unvested stock option grants become fully exercisable, all outstanding restricted share grants fully vest, and our CEO becomes 100% vested in his benefit under the DB Plan, regardless of years of service.

Other Benefits

We also provide other benefits to our named executive officers that we consider necessary in order to offer fully-competitive opportunities to attract and retain our named executive officers. These benefits include life insurance, company cars or car allowances, executive physicals, and club dues. Named executive officers are eligible to participate in all of our employee benefit plans, such as the 401(k) Plan and medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

Limitations on Deductibility of Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to a company’s CEO and certain other executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Compensation Committee believes that it is generally in our best interest to attempt to structure performance-based compensation, including annual bonuses, to named executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. However, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable us to meet our overall objectives, even if we may not deduct all of the compensation. Accordingly, the Compensation Committee has expressly reserved the authority to award non-deductible compensation in appropriate circumstances.

We are not obligated to offset any income taxes due on any compensation or benefits, including income or excise taxes due on any income from accelerated vesting of outstanding equity grants. To the extent any such amounts are considered “excess parachute payments” under Section 280G of the Internal Revenue Code and, thus, not deductible by us, the Compensation Committee is aware of that possibility and has decided to accept the cost of that lost deduction. However, the Compensation Committee has not thought it necessary for us to take on the additional cost of reimbursing executives for any taxes generated by the vesting accelerations.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2012.

Ronna Romney, Chair

Dan T. Moore III

Steven H. Rosen

INFORMATION REGARDING COMPENSATION/GRANTS

The following table sets forth for fiscal 2012, 2011 and 2010 all compensation earned by the individuals who served as our CEO and Chief Financial Officer during fiscal 2012, and by our three highest paid employees serving as other executive officers as of the end of 2012, whom we refer to collectively as our named executive officers.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
Edward F. Crawford	2012	750,000	0	1,460,250	0	2,537,840	158,176	483,740	5,390,006
Chairman of the Board and	2011	750,000	0	1,567,500	0	1,476,250	336,575	502,039	4,632,634
Chief Executive Officer	2010	731,250	0	0	0	742,000	72,532	451,371	1,997,153

W. Scott Emerick(7)	2012	160,000	150,000	387,600	0	0	0	4,656	702,256
Vice President and
Chief Financial Officer

Matthew V. Crawford	2012	500,000	450,000	973,500	0	0	5,315	43,585	1,972,400
President and	2011	475,000	360,000	1,045,000	0	0	3,618	51,933	1,935,551
Chief Operating Officer	2010	390,000	260,000	279,600	0	0	0	20,198	949,798

Robert D. Vilsack	2012	275,000	325,000	194,700	0	0	5,331	25,803	825,834
Secretary and	2011	271,250	275,000	331,800	0	0	4,055	25,602	907,707
General Counsel	2010	253,500	214,000	139,800	0	0	0	21,185	628,485

Patrick W. Fogarty	2012	255,000	325,000	194,700	0	0	5,329	19,850	799,879
Director of Corporate	2011	251,250	255,000	331,800	0	0	4,052	20,693	862,795
Development	2010	234,000	186,000	139,800	0	0	0	18,536	578,336

Jeffrey L. Rutherford(8)	2012	90,000	0	0	0	0	2,900	2,268	95,168
Former Vice President and	2011	355,000	0	331,800	0	0	4,062	9,726	700,588
Chief Financial Officer	2010	331,500	261,000	139,800	0	0	0	9,486	741,786

(1)	The amounts in this column represent salary actually paid for the year indicated.

(2)	The amounts in this column represent discretionary bonuses paid to certain of our named executive officers. For more information on these bonuses, see “Executive Compensation — Discussion and Analysis — Compensation Components — Annual Bonus” above.

(3)	The amount in this column for 2012 represents the grant date fair value for awards of restricted shares in accordance with ASC 718. The assumptions used in the calculation of these amounts for 2012 are included in Note I to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012. The 2012 grants to the named executive officers will vest one-third each year over three years. For more information on these equity awards, see “Executive Compensation — Compensation Discussion and Analysis — Compensation Components — Equity Compensation” above.

(4)	The amount in this column for 2012 represents a performance-based award under the Bonus Plan for Mr. Edward Crawford equal to 4% of our consolidated adjusted income before income taxes. For more information on this bonus, see “Executive Compensation — Discussion and Analysis — Compensation Components — Annual Bonus” above.

(5)	The amounts listed in this column for 2012 are the increases in actuarial present value of accrued benefits under our defined benefit pension plans. For Mr. Edward Crawford, the amount listed consists of $148,175 for the increase in the actuarial present value of the non-qualified defined benefit under the DB Plan and $10,001 for the mandatory distribution of his accrued benefits under the AB Plan. The $148,175 increase in the value of the DB Plan benefit reflects three factors: $46,048 for the incremental value of an additional year of service; $91,597 due to the change in the interest rate from 5.00% to 4.50%; and $10,530 for the update to the mortality assumption. For all other named executive officers, the amount listed for 2012 is for the increase in the qualified defined benefit under the AB Plan. The defined benefit plans are described in more detail in the “Pension Benefits” section.

(6)	The amounts disclosed in this column for 2012 consist of life insurance premiums for Messrs. Edward Crawford ($56,685), Emerick ($456), Matthew Crawford ($1,092), Vilsack ($1,326) and Fogarty ($1,326); use of a company car for Messrs. Edward Crawford ($2,775) and Matthew Crawford ($3,320); car allowances for Messrs. Emerick ($4,200), Vilsack ($8,400), and Fogarty ($8,400); club memberships for Messrs. Edward Crawford ($35,830), Matthew Crawford ($39,173), Vilsack ($16,077) and Fogarty ($10,124); contributions to the DC Plan for Mr. Edward Crawford ($375,000); and legal fees for estate planning for Mr. Edward Crawford ($13,450).

(7)	Mr. Emerick joined us on July 1, 2012 with an annual salary of $320,000.

(8)	Mr. Rutherford resigned as Vice President and Chief Financial Officer effective April 3, 2012.

2012 Grants of Plan-Based Awards Table

The following table sets forth the restricted share grants and Bonus Plan award granted in 2012.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)

		Target ($)(1)
Edward F. Crawford	—	2,537,840	—	—
	06/08/2012	—	75,000	1,460,250
W. Scott Emerick	07/02/2012	—	20,000	387,600
Matthew V. Crawford	06/08/2012	—	50,000	973,500
Robert D. Vilsack	06/08/2012	—	10,000	194,700
Patrick W. Fogarty	06/08/2012	—	10,000	194,700
Jeffrey L. Rutherford	—	—	—	—

(1)	For 2012, Mr. Edward Crawford was entitled to a cash bonus equal to 4% of our consolidated adjusted income before income taxes under the Bonus Plan. Accordingly, there is no threshold, target or maximum award amount, except that such award is limited to a maximum of $3.0 million under the terms of the Bonus Plan. For 2012, Mr. Edward Crawford earned a cash bonus in the amount of $2,537,840 under the Bonus Plan.

(2)	The amounts in this column are the number of restricted shares granted in 2012. The restricted shares vest one-third each year over three years.

(3)	The amounts in this column represent the grant date fair value of the restricted shares calculated in accordance with ASC 718.

For 2012, base salary was 14% of total compensation in the Summary Compensation Table for Mr. Edward Crawford; 25% for Mr. Matthew Crawford; 45% for Mr. Emerick; 33% for Mr. Vilsack; and 31% for Mr. Fogarty. None of the named executive officers has an employment agreement with us.

Outstanding Equity Awards at 2012 Fiscal Year-End Table

		Option Awards				Stock Awards
							Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)
Edward F. Crawford	05/02/2005	25,000	0	14.90	05/02/2015
	05/26/2011 06/08/2012					50,000 75,000	1,065,500 1,598,250

W. Scott Emerick	07/02/2012					20,000	426,200

Matthew V. Crawford	05/02/2005	25,000	0	14.90	05/02/2015
	08/19/2010					8,000	170,480
	05/26/2011					33,334	710,348
	06/08/2012					50,000	1,065,500

Robert D. Vilsack	05/21/2003	5,000	0	4.40	05/21/2013
	05/02/2005	5,000	0	14.90	05/02/2015
	04/12/2007	10,000	0	20.00	04/12/2017
	05/20/2008	10,000	0	15.61	05/20/2018
	08/19/2010					4,000	85,240
	11/16/2011					11,667	248,623
	06/08/2012					10,000	213,100

Patrick W. Fogarty	05/02/2005	5,000	0	14.90	05/02/2015
	04/12/2007	10,000	0	20.00	04/12/2017
	05/20/2008	10,000	0	15.61	05/20/2018
	08/19/2010 11/16/2011					4,000 11,667	85,240 248,623
	06/08/2012					10,000	213,100
Jeffrey L. Rutherford	—	—	—	—	—	—	—

(1)	These restricted shares vest one-third each year over a three-year period beginning on the first anniversary of the grant date.

(2)	These amounts are based on the closing market price of our Common Stock of $21.31 per share on December 31, 2012.

2012 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Edward F. Crawford	0	0	116,667	2,320,673
W. Scott Emerick	0	0	0	0
Matthew V. Crawford	0	0	24,666	490,014
Robert D. Vilsack	5,000	90,761	9,833	199,681
Patrick W. Fogarty	0	0	9,833	199,681
Jeffrey L. Rutherford	11,250	92,025	0	0

(1)	These amounts represent the difference between the exercise price and the closing market price of our Common Stock on the date of exercise.

(2)	These amounts are based on the closing market price of our Common Stock on the day on which the restricted shares vested.

PENSION BENEFITS

2012 Pension Benefits Table

The following table sets forth information with respect to our DB Plan and our AB Plan as of December 31, 2012.

Name	Plan Name	Number of Years Credited Service(1)(#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Edward F. Crawford	DB Plan	18	3,036,656	0
	AB Plan	1.75	0	10,001	(3)
W. Scott Emerick	AB Plan	0	0	0
Matthew V. Crawford	AB Plan	1.75	8,933	0
Robert D. Vilsack	AB Plan	1.75	9,386	0
Patrick W. Fogarty	AB Plan	1.75	9,381	0
Jeffrey L. Rutherford	AB Plan	1.0	6,962	0

(1)	The DB Plan was adopted by us in January 2008; therefore, the years of credited service represent prior years of service, but not all of the actual years of service. Upon establishment of the DB Plan, 13 years of Mr. Edward Crawford’s prior service were recognized and credited under the DB Plan. The AB Plan went into effect on April 1, 2011, at which time all of the named executive officers began accruing benefits. No credits for prior service were provided under the AB Plan.

(2)	For the DB Plan, the reported value represents the actuarial present value of the vested accrued benefits as of December 31, 2012 payable at age 74 in single-life annuity form, with a 4.50% discount rate and using the RP2000 White Collar Male mortality table projected to 2012 using Scale AA. For the AB Plan, the reported value represents the actuarial present value of the accrued benefits as of December 31, 2012, payable at age 65 in lump sum form, with a 3.00% rate for future interest credits and a 3.66% discount rate.

(3)	This amount represents the mandatory distribution of accrued benefits under the AB Plan.

The DB Plan provides Mr. Edward Crawford with an annual retirement benefit of up to $375,000 upon his termination of employment with us, for his life, as defined in the DB Plan. The annual benefit that he actually receives depends on his years of credited service as of his termination of employment. If he has 20 or more years of credited service, he will receive the full $375,000 annual benefit. Prior to 20 years of credited service, the accrued benefit equals $375,000 multiplied by the ratio of years of credited service to 20 years. If he dies while employed or before the first day of the month following his termination of employment, his spouse is entitled to receive an amount equal to 50% of the amount he would have been entitled to receive on the date of his death, payable semi-annually for the life of his spouse. In the event of a change in control of the Company, the full $375,000 annual benefit is payable, regardless of service.

The Pension Plan is a tax-qualified defined benefit pension plan. Previously, the Pension Plan provided benefits primarily to retired and terminated participants from legacy locations. Effective April 1, 2011, the Pension Plan was amended to implement the AB Plan benefits for all domestic employees, except certain collectively bargained employees. All of the named executive officers participate in the AB Plan.

The AB Plan uses a cash balance design, which incorporates elements of a defined contribution plan into a defined benefit plan. Each participant has a notional account which receives quarterly allocations equal to 2% of compensation (inclusive of short-term incentive compensation). The compensation used in the calculation is held to the Internal Revenue Code annual limitation for qualified plan earnings. Interest is credited to the notional account using the rate for 1-year Treasury constant maturities. The annual interest rate is held to a minimum of 3% and a maximum of 7%. Interest during 2012 was credited at an annual rate of 3%.

Upon retirement, termination, disability or death, the accumulated notional account balance is immediately payable to the named executive officer as a single lump sum payment. The present value of accrued benefits displayed in the table above is based on a lump sum payment.

The “Present Value of Accumulated Benefit” in the above table is the value at December 31, 2012 of the pension benefit payable at age 65 (or current age if older) that was earned as of December 31, 2012. For the AB Plan, this benefit at age 65 is derived by projecting the notional balance from current age to age 65 using 3% interest and no future allocations. This age-65 value is then discounted at a rate of 4.5% to December 31, 2012 to receive the current value of the benefit. No mortality assumption is used in the calculation because the benefit is assumed to be paid in lump sum form. Because the 3% interest crediting rate is less than the 4.5% discount rate, the present value at December 31, 2012 is smaller than the notional account balance at that date.

NON-QUALIFIED DEFERRED COMPENSATION

2012 Nonqualified Deferred Compensation Table

The following table sets forth information with respect to the DC Plan and our 2005 Plan, as of December 31, 2012.

Name	Plan Name	Executive Contributions in 2012 ($)		Registrant Contributions in 2012 ($)		Aggregate Earnings in 2012 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2012 ($)(2)
Edward F. Crawford	DC Plan	0		375,000	(3)	164	0	1,784,635
W. Scott Emerick	2005 Plan	0		0		0	0	0
Matthew V. Crawford	2005 Plan	0		0		0	0	0
Robert D. Vilsack	2005 Plan	134,131	(4)	0		5,970	0	146,512
Patrick W. Fogarty	2005 Plan	0		0		0	0	0
Jeffrey L. Rutherford	2005 Plan	0		0		0	0	0

(1)	The aggregate earnings are not “above-market or preferential earnings” and, therefore, are not reported in the 2012 Summary Compensation Table.

(2)	Of the amounts reported in this column, $1,500,000 for Mr. Edward Crawford and $138,333 for Mr. Vilsack was previously reported as compensation in prior years’ Summary Compensation Tables.

(3)	Consists of contributions made in 2012 by us and credited to Mr. Edward Crawford’s account. This amount was also included in the “All Other Compensation” column in the 2012 Summary Compensation Table.

(4)	This amount is included in the Bonus column of the 2012 Summary Compensation Table.

The DC Plan provides our CEO with an aggregate annual credit of $375,000, or DC Benefit, during the seven-year period beginning on January 1, 2008 and ending on December 31, 2014. The DC Benefit is credited to an account on our books for our CEO, provided he has not had a termination of employment with the Company, as defined in the DC Plan. Our CEO’s account is adjusted for any positive or negative investment results from phantom investment alternatives selected by him. These phantom investment alternatives track actual market investments and are similar to the investment alternatives offered under our 401(k) Plan. We do not provide above-market or preferential earnings on the amounts credited under the DC Plan. We contribute to a grantor trust in order to provide a source of funds for the benefits under the DC Plan. Our CEO is at all times 100% vested in the DC Benefit and any earnings thereon. The amount credited under the DC Plan for our CEO will be paid upon his termination of employment.

Our 2005 Plan is a non-qualified deferred compensation plan for certain key employees, including our named executive officers. Under the 2005 Plan, eligible participants can defer up to 100% of their base salary and 100% of their cash bonus for pre-tax savings opportunities. The investment options available to the participant are the same investment options offered under our 401(k) Plan. Participants’ contributions and earnings are always 100% vested. Distributions under the 2005 Plan may be made only upon a Separation of Service (as defined in the 2005 Plan), disability, or hardship. Distributions are paid in a lump sum or in annual installments over a maximum of 10 years.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Upon termination of employment for any reason, no severance benefits are payable to any of the named executive officers.

Upon the death, disability, or retirement of a named executive officer, all restricted share grants fully vest and all unvested stock options become immediately exercisable under the 1998 Plan, and under the DB Plan certain benefits are immediately recognized. The value of these vesting accelerations and benefits for the named executive officers, as if a death, disability or retirement had occurred on December 31, 2012, would be as follows:

Name	Death $(1)	Disability $(2)	Retirement $(3)
Edward F. Crawford	4,407,781	5,700,406	5,700,406
W. Scott Emerick	426,200	426,200	426,200
Matthew V. Crawford	1,946,328	1,946,328	1,946,328
Robert D. Vilsack	546,963	546,963	546,963
Patrick W. Fogarty	546,963	546,963	546,963
Jeffrey L. Rutherford	0	0	0

(1)	This amount includes the vesting of previously unvested restricted shares valued at the closing market price of $21.31 of our Common Stock on December 31, 2012. For Mr. Edward Crawford, this amount includes $1,744,031, which is the actuarial present value of 50% of the vested accrued non-qualified pension benefit payable as a lifetime annuity to his surviving spouse under the DB Plan.

(2)	This amount represents the vesting of previously unvested restricted shares valued at the closing market price of $21.31 of our Common Stock on December 31, 2012. For Mr. Edward Crawford, this amount includes $3,036,656, which is the actuarial present value of the previously vested accrued non-qualified pension benefit as a lifetime annuity under the DB Plan, assuming Mr. Edward Crawford retired upon his disability.

(3)	This amount includes the vesting of previously unvested restricted shares valued at the closing market price of $21.31 of our Common Stock on December 31, 2012. For Mr. Edward Crawford, this amount includes $3,036,656, which is the actuarial present value of the previously vested accrued non-qualified pension benefit as a lifetime annuity under the DB Plan.

Under the 1998 Plan, upon a change of control, all restricted share grants fully vest and all unvested stock options become immediately exercisable. Under the DB Plan, upon a change of control, all pension benefits fully vest. The value of these vesting accelerations for the named executive officers, as if a change of control had occurred on December 31, 2012, would be as follows:

Name	DB Plan Early Vesting($)		Stock Options ($)	Restricted Shares ($)(1)	Total ($)
Edward F. Crawford	3,374,063	(2)	0	2,663,750	6,037,813
W. Scott Emerick	0		0	426,200	426,200
Matthew V. Crawford	0		0	1,946,328	1,946,328
Robert D. Vilsack	0		0	546,963	546,963
Patrick W. Fogarty	0		0	546,963	546,963
Jeffrey L. Rutherford	0		0	0	0

(1)	This amount represents the vesting of previously unvested restricted shares valued at the closing market price of $21.31 of our Common Stock on December 31, 2012.

(2)	This amount includes $3,036,656, which is the actuarial present value of the previously vested accrued non-qualified pension benefit as a lifetime annuity under the DB Plan.

No cash payments or other benefits are due the named executive officers upon a change of control, as defined in the 1998 Plan and DB Plan. A change of control is generally defined in the 1998 Plan and DB Plan as: (i) our corporate reorganization or a sale of substantially all of our assets with the result that the shareholders prior to the reorganization or sale afterwards hold less than a majority of our voting stock; (ii) any person becoming the beneficial owner of 20% or more of the combined voting power of our outstanding securities; and (iii) a change in the majority of our Board. For information about vested amounts or balance under the AB Plan and the DC Plan and 2005 Plan, see the “2012 Pension Benefits Table” and “2012 Nonqualified Deferred Compensation Table” respectively, above.

TRANSACTIONS WITH RELATED PERSONS

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related-party transactions. In some cases, however, the Audit Committee will defer the approval of a related-party transaction to the disinterested members of the full Board.

Neither the Audit Committee nor the Board has written policies or procedures with respect to the review, approval or ratification of related-party transactions. Instead, the Audit Committee, or the Board, as applicable, reviews each proposed transaction on a case-by-case basis taking into account all relevant factors, including whether the terms and conditions are at least as favorable to us as if negotiated on an arm’s-length basis with unrelated third parties. The following related-party transactions have been approved either by our Board or our Audit Committee.

During 2012, we chartered, on an hourly basis, an airplane from a third-party private aircraft charter company. One of the aircraft available for use by us is an aircraft owned jointly by this charter company and a company owned by Mr. Edward Crawford. For 2012, we paid $226,611 for the use of that aircraft. Through companies owned by Mr. Edward Crawford, we lease a 125,000 square foot facility in Huntington, Indiana, at a monthly rent of $13,500 and a 60,450 square foot building we use as our corporate headquarters in Mayfield Heights, Ohio, at a monthly rent of $72,036.

Through companies owned by Mr. Matthew Crawford we lease two buildings in Conneaut, Ohio: a 91,300 square foot facility, at a monthly rent of $37,527, and an additional 70,000 square foot attached facility, at a monthly rent of $10,500, plus real estate taxes totaling $13,140; a 150,000 square foot facility in Cleveland, Ohio, at a monthly rent of $29,680; and a 125,000 square foot facility in Canton, Ohio, at a monthly rent of $51,500.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

2014 Proposals.    Any shareholder who intends to present a proposal to include in the proxy materials for the 2014 annual meeting of shareholders, including proposals for the nomination of directors, must comply with Rule 14a-8 of the Securities Exchange Act. To have the proposal included in our proxy statement and form of proxy for that meeting, the shareholder must deliver the proposal in writing by December 17, 2013 to the Secretary of the Company, at 6065 Parkland Boulevard, Cleveland, Ohio 44124.

Advance Notice Procedures.    Under our Regulations, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary not less than sixty days nor more than ninety days before the meeting. If there was less than seventy-five days’ notice or prior public disclosure of the date of the meeting given or made to the shareholders, then in order for the written notice by the shareholder to be timely, it must be received no later than the close of business on the fifteenth day after the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Accordingly, if a shareholder intends to present a proposal at the 2014 annual meeting of shareholders outside the processes of Rule 14a-8 of the Securities Exchange Act, the shareholder must provide written notice pursuant to the procedures contained in our Regulations that are outlined above. Our proxy statement relating to the 2014 annual meeting of shareholders will give discretionary authority to those individuals named in the accompanying proxy to vote with respect to all non-Rule 14a-8 proposals not included in the proxy statement relating to the 2014 annual meeting if the proposals are properly presented at the 2014 annual meeting.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2012 is being mailed to each shareholder of record with this Proxy Statement. Additional copies may be obtained from the undersigned.

OTHER MATTERS

Set forth below are directions to The Cleveland Marriott East:

Directions to the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio 44122:

From South:

•	Take I-71N to Exit 220: I-271N

•	Continue on I-271N to Exit 28B: Harvard Road

•	Turn Left

•	Go to second stop light (Richmond Road) and make a left

•	Marriott is on left

From East:

•	Take I-80W to Exit 187: I-480

•	Continue on I-480(NW) to I-271N

•	Continue on I-271N to Exit 28B: Harvard Road

•	Turn Left

•	Go to second stop light (Richmond Road) and make a left

•	Marriott is on left

From North (Downtown Cleveland):

•	Take I-77S to Exit 156: I-480E

•	Follow I-480E toward Erie, PA/Warren to US-422

•	Take Exit to I-271N/US-422W

•	Continue on I-271N to Exit 28B: Harvard Road

•	Turn Left

•	Go to second stop light (Richmond Road) and make a left

•	Marriott is on left

From West:

•	Take I-80E to Exit 151: I-480E

•	Follow I-480E to I-271N/US-422W

•	Continue on I-271N to Exit 28B: Harvard Road

•	Turn Left

•	Go to second stop light (Richmond Road) and make a left

•	Marriott is on left

PARK-OHIO HOLDINGS CORP.

ROBERT D. VILSACK

    Secretary

April 16, 2013

Park-Ohio Holdings Corp.
IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed below in Proposal 1 and FOR Proposal 2.

1. ELECTION OF DIRECTORS:	For	Withhold		For	Withhold		For	Withhold

01 - Matthew V. Crawford	☐	☐	02 - Ronna Romney	☐	☐	03 - Steven H. Rosen	☐	☐

	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2013.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01M10B

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Park-Ohio Holdings Corp.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Kevin R. Greene and Dan T. Moore III, or either of them, are hereby authorized, with full power of substitution, to represent and vote the common stock of the signed shareholder(s) at the annual meeting of shareholders of Park-Ohio Holdings Corp. to be held at The Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio 44122, on May 23, 2013, and any and all adjournments, postponements, or continuations thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card. The Board of Directors recommends a vote FOR all nominees listed on the reverse in proposal 1 and FOR proposal 2.

If this Proxy is properly executed and returned, shares represented hereby will be voted in the manner specified by the shareholder. If no specification is made, shares will be voted FOR the election of persons nominated as directors pursuant to the Proxy Statement and FOR proposal 2.

IMPORTANT NOTICE TO PARTICIPANTS IN THE INDIVIDUAL ACCOUNT RETIREMENT PLAN OF PARK-OHIO INDUSTRIES, INC. AND ITS SUBSIDIARIES

To The Charles Schwab Trust Company, Trustee of the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries (the “Plan”): The signed shareholder, a participant in the Plan, hereby directs the Trustee to vote in person or by proxy (a) all shares of Park-Ohio Holdings Corp. common stock credited to the signed shareholder’s account under the Plan on the record date (“allocated shares”); and (b) the proportional number of shares of common stock of Park-Ohio Holdings Corp. allocated to the accounts of other participants in the Plan, but for which the Trustee does not receive valid voting instructions (“non-directed shares”) and as to which the signed shareholder is entitled to direct the voting in accordance with the Plan provisions at the annual meeting of shareholders of Park-Ohio Holdings Corp. to be held at The Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio 44122, on May 23, 2013, and any and all adjournments, postponements, or continuations thereof. Under the Plan, shares allocated to the accounts of participants for which the Trustee does not receive timely directions in the form of a signed proxy card are voted by the Trustee as directed by the participants who timely tender a signed proxy card. By completing this proxy card and returning it to the Trustee, you are authorizing the Trustee to vote allocated shares and a proportionate amount of the non-directed shares held in the Plan. The number of non-directed shares for which you may instruct the Trustee to vote will depend on how many other participants exercise their right to direct the voting of their allocated shares. Any participant wishing to vote the non-directed shares differently from the allocated shares may do so by requesting a separate proxy card form from the Trustee at 800-724-7526.

(Continued and to be signed on reverse)